                                  Exhibit 99

                Index to Financial Statements


                                                                          Page
                                                                          ----
Independent Auditors' Report                                                1

Consolidated Statements of Financial Condition at
December 31, 1998 and 1997                                                  2

Consolidated Statements of Operations for the Years
Ended December 31, 1998, 1997 and 1996                                      3

Consolidated Statements of Comprehensive Income for
the Years Ended December 31, 1998, 1997 and 1996                            4

Consolidated Statements of Shareholders' Equity for
the Years Ended December 31, 1998, 1997 and 1996                            5

Consolidated Statements of Cash Flows for the Years
Ended December 31, 1998, 1997 and 1996                                      6

Notes to Consolidated Financial Statements.                                 7

Management's Report                                                        25

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders of Southwest Bancorp, Inc.:

         We have audited the accompanying consolidated statements of financial condition of Southwest Bancorp, Inc. and subsidiaries ("Southwest") as of December 31, 1998 and 1997, and the related consolidated statements of operations, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of Southwest's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Southwest Bancorp, Inc. and subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.




/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Oklahoma City, Oklahoma
February 5, 1999 (except for note 19, as to which the date is March 19, 1999)

SOUTHWEST BANCORP, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
At December 31, 1998 and 1997
(Dollars in thousands, except share data)

                                                                                           1998                     1997
                                                                                      --------------           --------------
Assets
Cash and due from banks                                                                    $ 32,339                 $ 26,259
Federal funds sold                                                                                -                   10,000
                                                                                      --------------           --------------
     Cash and cash equivalents                                                               32,339                   36,259
Investment securities:
     Held to maturity, fair value $78,772 (1998) and $87,592 (1997)                          77,575                   86,994
     Available for sale, amortized cost $96,240 (1998) and $99,778 (1997)                    97,096                  100,746
Loans receivable, net of allowance for loan losses
     of $10,401 (1998) and $8,282 (1997)                                                    782,918                  710,831
Accrued interest receivable                                                                   8,658                    8,883
Premises and equipment, net                                                                  19,204                   13,571
Other assets                                                                                 10,075                    6,002
                                                                                      --------------           --------------
                Total assets                                                             $1,027,865                 $963,286
                                                                                      ==============           ==============

Liabilities and shareholders' equity
Deposits:
     Noninterest-bearing demand                                                            $ 57,601                 $ 96,560
     Interest-bearing demand                                                                  7,076                   37,447
     Money market accounts                                                                  195,603                   94,496
     Savings accounts                                                                         3,416                    3,655
     Time deposits                                                                          579,365                  609,267
                                                                                      --------------           --------------
         Total deposits                                                                     843,061                  841,425
                                                                                      --------------           --------------
Income taxes payable                                                                            151                      521
Accrued interest payable                                                                      5,584                    6,504
Other liabilities                                                                             1,683                    1,227
Short-term borrowings                                                                        94,572                   20,548
Long-term debt:
     Guaranteed preferred beneficial interests in the Company's
         subordinated debentures                                                             25,013                   25,013
                                                                                      --------------           --------------
            Total liabilities                                                               970,064                  895,238
                                                                                      --------------           --------------
Commitments and contingencies                                                                     -                        -
Shareholders' equity:
     Serial preferred stock -
         Series A, 9.20% Redeemable, Cumulative Preferred Stock; $1 par value;
            1,000,000 shares authorized; liquidation value
            $17,250,000; shares issued and outstanding 690,000 (1997)                             -                      690
         Class B, $1 par value; 1,000,000 shares authorized; none issued                          -                        -
     Common stock - $1 par value; 10,000,000 shares authorized; issued
         and outstanding 3,799,065 (1998) and 3,787,839 (1997)                                3,799                    3,788
     Capital surplus                                                                          9,369                   24,764
     Retained earnings                                                                       44,120                   38,226
     Accumulated other comprehensive income:
         Unrealized gain on investment securities available for sale, net of tax                513                      580
                                                                                      --------------           --------------
                Total shareholders' equity                                                   57,801                   68,048
                                                                                      --------------           --------------
                Total liabilities & shareholders' equity                                 $1,027,865                 $963,286
                                                                                      ==============           ==============

See notes to consolidated financial statements.

SOUTHWEST BANCORP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1998,
1997 AND 1996 (Dollars in thousands, except share data)

                                                                   1998               1997               1996
                                                             ---------------    ---------------    ---------------
Interest income:
     Interest and fees on loans                                     $69,020            $65,560            $55,177
     Investment securities:
         U.S. Government and agency obligations                       8,873              8,667              6,815
         State and political subdivisions                               582                508                577
         Mortgage-backed securities                                   1,245              1,234              1,531
         Other securities                                               457                173                 76
     Federal funds sold                                                  75                707                492
                                                             ---------------    ---------------    ---------------
         Total interest income                                       80,252             76,849             64,668

Interest expense:
     Interest-bearing demand                                            150                894                838
     Money market accounts                                            4,213              3,836              3,129
     Savings accounts                                                    76                 96                114
     Time deposits                                                   32,614             34,743             28,647
     Short-term borrowings                                            2,895                340                105
     Long-term debt                                                   2,326              1,338                  -
                                                             ---------------    ---------------    ---------------
         Total interest expense                                      42,274             41,247             32,833
                                                             ---------------    ---------------    ---------------

Net interest income                                                  37,978             35,602             31,835
     Provision for loan losses                                        3,380             12,104              3,100
                                                             ---------------    ---------------    ---------------
Net interest income after provision for loan losses                  34,598             23,498             28,735

Other income:
     Service charges and fees                                         3,550              3,177              2,985
     Credit cards                                                        63                659                869
     Other noninterest income                                           412                360                268
     Gain on sale of credit card portfolio                                -              3,745                  -
     Gain on sales of loans receivable                                2,652              1,936              1,768
     Gain on sales of investment securities                             266                 18                459
                                                             ---------------    ---------------    ---------------
         Total other income                                           6,943              9,895              6,349

Other expenses:
     Salaries and employee benefits                                  14,147             13,808             12,164
     Occupancy                                                        4,980              4,681              3,671
     FDIC and other insurance                                           248                254                859
     Credit cards                                                         8                313                411
     General and administrative                                       7,599              6,690              6,121
                                                             ---------------    ---------------    ---------------
         Total other expenses                                        26,982             25,746             23,226
                                                             ---------------    ---------------    ---------------
Income before taxes                                                  14,559              7,647             11,858
     Taxes on income                                                  5,181              2,667              4,306
                                                             ---------------    ---------------    ---------------
Net income                                                          $ 9,378            $ 4,980            $ 7,552
                                                             ===============    ===============    ===============
Net income available to common shareholders                         $ 7,392            $ 3,393            $ 5,965
                                                             ===============    ===============    ===============

Basic earnings per common share                                     $  1.95            $  0.90            $  1.59
                                                             ===============    ===============    ===============
Diluted earnings per common share                                   $  1.89            $  0.88            $  1.56
                                                             ===============    ===============    ===============

See notes to consolidated financial statements.

SOUTHWEST BANCORP, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
(Dollars in thousands)

                                                                        1998              1997              1996
                                                                  ---------------   ---------------    --------------
Net income                                                                $9,378            $4,980            $7,552

Other comprehensive income (loss), before tax:
     Unrealized holding gain (loss) on investment securities
         available for sale arising during the period                        154               643              (219)
     Reclassification adjustment for (gains) losses
         arising during the period                                          (266)              (18)             (459)
                                                                  ---------------   ---------------    --------------
     Other comprehensive income (loss), before tax                         9,266             5,605             6,874

     Tax (expense) benefit related to items
         of other comprehensive income (loss)                                 45              (250)              271
                                                                  ---------------   ---------------    --------------

Other comprehensive income (loss), net of tax                             $9,311            $5,355            $7,145
                                                                  ===============   ===============    ==============

See notes to consolidated financial statements.

SOUTHWEST BANCORP, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
(Dollars in thousands, except share data)

                                                                                                            Unrealized
                                                                                                             Gain (Loss)     Total
                                                                                                            on Available     Share-
                                         Preferred Stock         Common Stock        Capital    Retained      for Sale      holders'
                                        Shares     Amount      Shares     Amount     Surplus    Earnings     Securities      Equity
                                      ----------------------------------------------------------------------------------------------
Balance, January 1, 1996               690,000     $ 690    3,755,228    $3,755    $ 24,171     $31,129           $ 612   $ 60,357

Cash dividends paid:
     Common, $0.21 per share                 -         -            -         -           -        (790)              -       (790)
     Preferred, $2.30 per share              -         -            -         -           -      (1,587)              -     (1,587)
Cash dividends declared:
     Common, $0.07 per share                 -         -            -         -           -        (263)              -       (263)
Common stock issued:
     Employee Stock Purchase Plan            -         -        3,552         4          64           -               -         68
     Dividend Reinvestment Plan              -         -        5,436         5          97           -               -        102
Change in unrealized gain
     on available for sale
     securities, net of tax                  -         -            -         -           -           -            (407)      (407)
Net income                                   -         -            -         -           -       7,552               -      7,552
                                      ----------------------------------------------------------------------------------------------
Balance, December 31, 1996             690,000       690    3,764,216     3,764      24,332      36,041             205     65,032

Cash dividends paid:
     Common, $0.24 per share                 -         -            -         -           -        (905)              -       (905)
     Preferred, $2.30 per share              -         -            -         -           -      (1,587)              -     (1,587)
Cash dividends declared:
     Common, $0.08 per share                 -         -            -         -           -        (303)              -       (303)
Common stock issued:
     Employee Stock Purchase Plan            -         -        3,767         4          78           -               -         82
     Dividend Reinvestment Plan              -         -        5,856         6         117           -               -        123
     Stock Option Plan                       -         -       14,000        14         237           -               -        251
Change in unrealized gain
     on available for sale
     securities, net of tax                  -         -            -         -           -           -             375        375
Net income                                   -         -            -         -           -       4,980               -      4,980
                                      ----------------------------------------------------------------------------------------------
Balance, December 31, 1997             690,000       690    3,787,839     3,788      24,764      38,226             580     68,048

Cash dividends paid:
     Common, $0.27 per share                 -         -            -         -           -      (1,024)              -     (1,024)
     Preferred, $1.725 per share             -         -            -         -           -      (1,190)              -     (1,190)
Cash dividends declared:
     Common, $0.09 per share                 -         -            -         -           -        (342)              -       (342)
Common stock issued:
     Employee Stock Purchase Plan            -         -        2,557         2          69           -               -         71
     Dividend Reinvestment Plan              -         -        3,669         4         100           -               -        104
     Stock Option Plan                       -         -        5,000         5          68           -               -         73
Preferred Stock Redeemed              (690,000)     (690)           -         -     (15,632)       (928)              -    (17,250)
Change in unrealized gain
     on available for sale
     securities, net of tax                  -         -            -         -           -           -             (67)       (67)
Net income                                   -         -            -         -           -       9,378               -      9,378
                                      ----------------------------------------------------------------------------------------------
Balance, December 31, 1998                   -         -    3,799,065    $3,799      $9,369     $44,120           $ 513   $ 57,801
                                      ==============================================================================================

See notes to consolidated financial statements.

SOUTHWEST BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
(Dollars in thousands)

                                                                          1998             1997             1996
                                                                     -------------    -------------    -------------
Operating activities:
     Net income                                                        $    9,378       $    4,980       $    7,552
     Adjustments to reconcile net income to net
         cash (used in) provided from operating activities:
            Provision for loan losses                                       3,380           12,104            3,100
            Depreciation and amortization expense                           1,883            1,577            1,254
            Amortization of premiums and accretion of
                discounts on securities, net                                  171              113              244
            Amortization of intangibles                                       293              221              174
            (Gain) Loss on sales of securities                               (266)             (18)            (459)
            (Gain) Loss on sales of loans receivable                       (2,652)          (1,936)          (1,768)
            (Gain) Loss on sale of credit card portfolio                        -           (3,745)               -
            (Gain) Loss on sales of premises/equipment                         37              (25)             (10)
            (Gain) Loss on other real estate owned, net                       (34)              13               (2)
            Proceeds from sales of residential mortgage loans             125,885           71,710           45,519
            Residential mortgage loans originated for resale             (124,307)         (69,205)         (48,469)
     Changes in assets and liabilities:
         Accrued interest receivable                                          225           (1,483)            (283)
         Other assets                                                      (1,034)          (1,879)          (1,188)
         Income taxes payable                                                (370)             334              (84)
         Accrued interest payable                                            (920)           1,443              795
         Other liabilities                                                    417             (720)             786
                                                                     -------------    -------------    -------------
            Net cash (used in) provided from operating activities          12,086           13,484            7,161
                                                                     -------------    -------------    -------------
Investing activities:
     Proceeds from sales of available for sale securities                  14,097                -              438
     Proceeds from principal repayments, calls and maturities:
         Held to maturity securities                                       29,001           19,649           25,388
         Available for sale securities                                     34,610           18,017           28,969
     Purchases of held to maturity securities                             (19,734)         (23,178)         (34,538)
     Purchases of available for sale securities                           (44,921)         (54,347)         (20,383)
     Loans originated and principal repayments, net                      (119,769)        (145,116)        (157,501)
     Proceeds from sale of credit card portfolio                                -           21,798                -
     Proceeds from sales of guaranteed student loans                       41,503           40,545           47,768
     Purchases of premises and equipment                                   (7,680)          (5,603)          (4,693)
     Proceeds from sales of premises and equipment                            127              129               24
     Proceeds from sales of other real estate                                 619              210              152
                                                                     -------------    -------------    -------------
            Net cash (used in) provided from investing activities         (72,147)        (127,896)        (114,376)
                                                                     -------------    -------------    -------------
Financing activities:
     Net increase (decrease) in deposits                                    1,636           87,480          119,558
     Net increase (decrease) in short-term borrowings                      74,024           17,563           (7,786)
     Net proceeds from issuance of common stock                               248              456              170
     Redemption of preferred stock                                        (17,250)               -                -
     Proceeds from issuance of subordinated debentures                          -           25,013                -
     Common stock dividends paid                                           (1,327)          (1,168)          (1,015)
     Preferred stock dividends paid                                        (1,190)          (1,587)          (1,587)
                                                                     -------------    -------------    -------------
            Net cash (used in) provided from financing activities          56,141          127,757          109,340
                                                                     -------------    -------------    -------------
Net increase (decrease) in cash and cash equivalents                       (3,920)          13,345            2,125
Cash and cash equivalents,
     Beginning of period                                                   36,259           22,914           20,789
                                                                     =============    =============    =============
     End of period                                                     $   32,339       $   36,259       $   22,914
                                                                     =============    =============    =============

See notes to consolidated financial statements.

SOUTHWEST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

1.  Summary of Significant Accounting and Reporting Policies

         Organization and Nature of Operations - Southwest Bancorp, Inc. ("Southwest") was incorporated in 1981 as a bank holding company headquartered in Stillwater, Oklahoma engaged primarily in commercial and consumer banking services in the State of Oklahoma. The accompanying consolidated financial statements include the accounts of Stillwater National Bank and Trust Company (the "Bank" or "SNB"), a national bank established in 1894, and SBI Capital Trust, a Delaware Business Trust established in 1997. SNB and SBI Capital Trust are wholly owned, direct subsidiaries of Southwest. Southwest has six full-service banking offices, two of which are located in each of Stillwater and Tulsa, Oklahoma, with one each in Oklahoma City and Chickasha, Oklahoma and a loan production office in Oklahoma City. Southwest pursues a decentralized community banking strategy and operates through three regional divisions. All significant intercompany balances and transactions have been eliminated.

         Management Estimates - In preparing its financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the dates shown on the consolidated statements of financial position and revenues and expenses during the periods reported. Actual results could differ significantly from those estimates. Changes in economic conditions could impact the determination of material estimates such as the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.

         Investment Securities - Investments in debt and equity securities are identified as held to maturity, trading, and available for sale based on management considerations of asset/liability strategy, changes in interest rates and prepayment risk, the need to increase capital and other factors. Under certain circumstances (including the deterioration of the issuer's creditworthiness, a change in tax law, or statutory or regulatory requirements), Southwest may change the investment security classification. The classifications Southwest utilizes determines the related accounting treatment for each category of investments. Investments classified as trading are accounted for at fair value with unrealized gains and losses included in other income. Available for sale securities are accounted for at fair value with unrealized gains or losses, net of taxes, excluded from earnings and reported as a separate component of shareholders' equity. Held to maturity securities are accounted for at amortized cost.
         All investment securities are adjusted for amortization of premiums and accretion of discounts. Amortization of premiums and accretion of discounts are recorded to income over the contractual maturity or estimated life of the individual investment on the level yield method. Southwest has the ability and intent to hold to maturity its investment securities classified as held to maturity. Declines in the fair value of securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-down is included in earnings as realized losses. Gain or loss on sale of investments is based upon the specific identification method. Income earned on Southwest's investments in state and political subdivisions is not taxable.

         Loans Receivable - Interest on loans is accrued and credited to income based upon the principal amount outstanding. In general, accrued interest income on impaired loans is written off after the loan is 90 days past due; subsequent interest income is recorded when cash receipts are received from the borrower. SNB originates real estate mortgage loans and government-guaranteed student loans for portfolio investment or sale in the secondary market. During the period of origination, real estate mortgage loans are designated as held either for investment purposes or sale. Mortgage loans held for sale are generally sold within a one-month period from loan closing at amounts approximating par value of the loans. Government-guaranteed student loans are generally sold after Southwest has been notified of the borrower's change from deferment status, which can range from one to five years, or longer. Real estate mortgage loans held for sale and government-guaranteed student loans are carried at cost, which does not exceed market. Gains or losses recognized upon the sales of loans are determined on a specific identification basis.

         Allowance for Loan Losses - The allowance for loan losses is established through a provision for loan losses charged to expense. Loans which are determined to be impaired are charged against this allowance, to the extent of the impairment, and recoveries, if any, are added to the allowance. A loan is considered to be impaired when, based on current information and events, it is probable that Southwest will be unable to collect all amounts due according to the contractual terms of the loan agreement. The allowance for loan losses related to loans that are identified for evaluation of impairment is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Smaller balance, homogeneous loans, including mortgage, student and consumer, are collectively evaluated for impairment. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. All of Southwest's nonaccrual loans have been defined as impaired loans.

         The adequacy of the allowance for loan losses is determined by management based upon a number of factors including, among others: analytical reviews of loan loss experience in relationship to outstanding loans and commitments; unfunded loan commitments; problem and nonperforming loans and other loans presenting credit concerns; trends in loan growth, portfolio composition and quality; appraisals of the value of collateral; and management's judgment with respect to current and expected economic conditions and their impact on the existing loan portfolio. Changes in the allowance may occur because of changing economic conditions and their impact on economic prospects and the financial positions of borrowers. While there can be no assurance that the allowance for loan losses will be adequate to cover all losses from all loans, management believes that the allowance for loan losses is adequate.

         Management strives to carefully monitor credit quality and the adequacy of the allowance for loan losses, and to identify loans that may become nonperforming. At any time, however, there are loans included in the portfolio that will result in losses to Southwest, but that have not been identified as nonperforming or potential problem loans. Because the loan portfolio contains a significant number of commercial and commercial real estate loans with relatively large balances, the unexpected deterioration of one or a few of such loans may cause a significant increase in nonperforming assets, and, as occurred in 1997, may lead to a material increase in charge-offs and the provision for loan losses.

         Deposits - The total amount of time deposits with a minimum denomination of $100,000 was approximately $174.4 million and $132.0 million at December 31, 1998 and 1997, respectively. The total amount of overdrawn deposit accounts that were reclassified as loans at December 31, 1998 and 1997 was $1.5 million and $437,000, respectively.

         Loan Servicing Income - Southwest earns fees for servicing real estate mortgages owned by others. These fees are generally calculated on the outstanding principal balance of the loans serviced and are recorded as income when received.

         Premises and Equipment - Premises and equipment are stated at cost less accumulated depreciation and amortization. Major additions or improvements are charged to the asset account while normal maintenance and repairs are expensed as incurred. Depreciation and amortization are computed using the straight-line and declining-balance methods based on asset lives which vary from three to forty years.

         Other Real Estate Owned - Other real estate owned is initially recorded at the lesser of the fair value less the estimated costs to sell the asset or the recorded amount of the related loan. Write-downs of carrying value required at the time of foreclosure are recorded as a charge to the allowance for loan losses. Costs related to the development of such real estate are capitalized whereas those related to holding the property are expensed. Foreclosed property is subject to periodic revaluation based upon estimates of fair value. In determining the valuation of other real estate owned, management obtains independent appraisals for significant properties. Valuation adjustments are provided, as necessary, by charges to operations. The net cost of operating other real estate owned, including provision for losses, rental income, and gains and losses on sales of real estate, is not significant.

         Profit from sales of foreclosed property by Southwest is recognized in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 66, Accounting for Sales of Real Estate. Losses are recognized as incurred.

         Intangibles - Intangibles consist of a core deposit intangible, goodwill and mortgage servicing rights. The core deposit intangible is amortized over the estimated life of the assumed deposits, ranging from four to seven years using the level yield method. Goodwill is amortized using the straight-line method over 15 years. Mortgage servicing rights are capitalized based on estimated fair market value at the point of origination. The servicing rights are amortized on an individual loan by loan basis over the period of estimated net servicing income. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. The capitalized amounts and amortization of the mortgage servicing rights is not material. At December 31, 1998 and 1997, SNB had recorded cumulative amortization of $1.5 million and $1.2 million, respectively.

         Long-term Debt - The long-term debt consists of the Guaranteed Preferred Beneficial Interests in Southwest's Subordinated Debentures purchased from SBI Capital Trust. See Note 6.

         Taxes on Income - Southwest and its subsidiaries file consolidated income tax returns. Deferred income taxes arise from temporary differences between financial and tax bases of certain assets and liabilities. A valuation allowance will be established if it is more likely than not that some portion of the deferred tax asset will not be realized.

         Earnings per Common Share - Basic earnings per common share is computed based upon net income, after deducting the dividend requirements of preferred stock, divided by the weighted average number of common shares outstanding during each period. Diluted earnings per common share is computed based upon net income, after deducting the preferred stock dividend requirements, divided by the weighted average number of common shares outstanding during each period adjusted for the effect of dilutive potential common shares calculated using the treasury stock method. For 1998, earnings available to common shareholders also reflects an adjustment of $928,000 of original issue costs relating to the redemption of Southwest's Series A Preferred Stock on September 1, 1998. At December 31, 1998, 1997 and 1996, Southwest had zero, 3,858 and 302 antidilutive options to purchase common shares, respectively. The following is a reconciliation of net income available to common shareholders and the common shares used in the calculations of basic and diluted earnings per common share:


                                                         1998            1997             1996
                                                     -------------   -------------    -------------
                                                                (dollars in thousands)
Net income                                                $ 9,378         $ 4,980          $ 7,552
Less:  preferred stock dividend requirement                (1,058)         (1,587)          (1,587)
Less:  redemption price of preferred stock in
     excess of the carrying amount                           (928)              -                -
                                                     -------------   -------------    -------------
Net income available to common shareholders               $ 7,392         $ 3,393          $ 5,965
                                                     =============   =============    =============


Weighted average common shares outstanding:
     Basic earnings per share                           3,795,136       3,773,037        3,760,370
Effect of dilutive securities:
     Stock options                                        119,605          99,851           68,011
                                                     -------------   -------------    -------------
Weighted average common shares outstanding:
     Diluted earnings per share                         3,914,741       3,872,888        3,828,381
                                                     =============   =============    =============


         Trust - Southwest offers trust services to customers through its relationship with the Trust Company of Oklahoma, a trust services company. Property (other than cash on deposit) held by SNB in a fiduciary or agency capacity for its customers is not included in the consolidated statements of financial condition as it is not an asset or liability of SNB.

         Cash and Cash Equivalents - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from depository institutions, and federal funds sold. Federal funds sold are sold for one-to-three day periods.

         Liquidity - SNB is required by the Federal Reserve Bank to maintain average reserve balances. Cash and due from banks in the consolidated statements of financial condition include restricted amounts of $809,000 and $4.6 million at December 31, 1998 and 1997, respectively. The significant reduction in required balances at December 31, 1998 is due to a program SNB began using in February 1998 that reclassifies excess funds in transaction accounts into money market accounts for regulatory reporting purposes.

         At December 31, 1998, SNB had available unsecured lines of credit from correspondent banks, the Student Loan Marketing Association ("SLMA"), and the Federal Home Loan Bank of Topeka ("FHLB") totaling $20.0 million, $35.0 million, and $109.1 million, respectively. Short-term borrowings outstanding on these lines of credit totaled $58.0 million, with weighted average rates of 5.08%, at December 31, 1998; there were no borrowings outstanding on these lines of credit at December 31, 1997. The average balances outstanding on these lines of credit for the years ending December 31, 1998 and 1997 were $26.6 million and $984,000, respectively.

         Reclassifications - Certain reclassifications have been made to the prior year amounts to conform to the current year presentation.

2.  Investment Securities

         A summary of the amortized cost and fair values of investment securities follows:

                                               At December 31, 1998
                                      ----------------------------------------
                                       Amortized    Gross Unrealized    Fair
                                         Cost       Gains      Losses   Value
                                      ----------------------------------------
                                                (dollars in thousands)
Held to Maturity:
U.S. Government and agency obligations  $64,063     $1,193      $  -   $65,256
Obligations of state and political
subdivisions                            $13,512         77        73    13,516
                                      ---------- ---------- ---------  -------

Total                                   $77,575     $1,270      $ 73   $78,772
                                      ========== ========== =========  =======

Available for Sale:
U.S Government and agency obligations   $57,001     $  667      $ 75   $57,593
Obligations of state and political
subdivisions                              1,852         12         4     1,860
Mortgage-backed securities               31,213         35       228    31,020
Other securities                          6,174        449         -     6,623
                                      ---------- ---------- --------- --------

Total                                   $96,240     $1,163      $307   $97, 096
                                      ========== ========== ========= =========

                                               At December 31, 1997
                                      -----------------------------------------
                                       Amortized   Gross Unrealized       Fair
                                         Cost      Gains       Loss      Value
                                      -----------------------------------------
                                               (dollars in thousands)
Held to Maturity:
U.S. Government and agency
  obligations                           $77,261     $ 667       $ 30    $ 77,908
Obligations of state and political
subdivisions                              9,733        29         78       9,684
                                      ---------- --------- --------- -----------

Total                                   $86,994       706       $108    $ 87,592
                                      ========== ========= ========= ===========

Available for Sale:
U.S. Government and agency obligations  $76,277     $ 690       $ 19    $ 76,948
Obligations of state and political
subdivisions                              1,220         1          1       1,220
Mortgage-backed securities               16,388        72         33      16,427
Other securities                          5,893       268         10       6,151
                                      ---------- -------- ---------- -----------

                                        $99,778    $1,031       $ 63    $100,746
                                      ========== ========= ========= ===========

         As required by law, investment securities are pledged to secure public and trust deposits, as well as the Sweep Repurchase Agreement Product. Securities with an amortized cost of $162.1 million and $127.5 million were pledged to meet such requirements of $89.6 million and $53.9 million at December 31, 1998 and 1997, respectively. Any amount overpledged can be released at any time.





         A comparison of the amortized cost and approximate fair value of Southwest's investment securities by maturity date at December 31, 1998 follows. Mortgage-backed securities are included in the period in which they are estimated to prepay.

                                                           Available for Sale                 Held to Maturity
                                                      ----------------------------------------------------------------
                                                       Amortized           Fair          Amortized          Fair
                                                          Cost            Value             Cost            Value
                                                      ----------------------------------------------------------------
                                                                          (dollars in thousands)
One year or less                                           $ 8,015          $ 8,015          $22,825          $22,999
Two years through five years                                69,549           70,006           54,446           55,470
Five years through ten years                                12,502           12,452              304              303
More than ten years                                          2,000            2,098                -                -
Other securities not due at a single maturity date           4,174            4,525                -                -
                                                      -------------    -------------    -------------   --------------

Total                                                      $96,240          $97,096          $77,575          $78,772
                                                      =============    =============    =============   ==============


         Realized gross gains/(losses) on sales of investment securities were $266,000, $18,000 and $459,000 during 1998, 1997 and 1996, respectively. The gross proceeds from such sales of investment securities totaled approximately $14.1 million, $0 and $438,000 during 1998, 1997 and 1996, respectively. All of the gain on sales of investment securities during 1997 and a portion of the gain on sales of investment securities during 1998 and 1996 occurred when securities classified as "held to maturity" and "available for sale", originally purchased at a discount, were called prior to their stated maturity dates.


3.  Loans Receivable

         Major classifications of loans are as follows:

                                                     At December 31,
                                            ----------------------------------
                                                1998                 1997
                                            ----------------------------------
                                                 (dollars in thousands)
Real estate mortgage:
     Commercial                                 $275,729             $223,672
     One-to-four family residential               83,657               79,843
Real estate construction                          76,544               72,454
Commercial                                       252,341              241,007
Installment and consumer:
     Government-guaranteed student loans          65,242               64,390
     Credit cards                                      -                   73
     Other                                        39,806               37,674
                                            -------------        -------------
                                                 793,319              719,113
Allowance for loan losses                        (10,401)              (8,282)
                                            -------------        -------------

Loans receivable, net                           $782,918             $710,831
                                            =============        =============


         SNB extends commercial and consumer credit primarily to customers in the State of Oklahoma which subjects the loan portfolio to the general economic conditions within this area. At December 31, 1998 and 1997, substantially all of SNB's loans are collateralized with real estate, inventory, accounts receivable and/or other assets or guaranteed by agencies of the United States Government.

         Loans to individuals and businesses in the healthcare industry totaled $79.1 million, or 10% of total loans. Southwest does not have any other concentrations of loans to individuals or businesses involved in a single industry of more than 5% of total loans. In the event of total nonperformance by the borrowers, Southwest's accounting loss would be limited to the recorded investment in the loans receivable reduced by proceeds received from disposition of the related collateral.

         Southwest had loans which were held for sale of $14.2 million and $13.0 million at December 31, 1998 and 1997, respectively. These loans are carried at cost, which does not exceed market. Government-guaranteed student loans are generally sold to a single servicer. A substantial portion of the one-to-four family residential loans and loan servicing rights are sold to three servicers.

         The principal balance of loans for which accrual of interest has been discontinued totaled approximately $872,000 and $5.5 million at December 31, 1998 and 1997, respectively. If interest on those loans had been accrued, the interest income as reported in the accompanying consolidated statements of operations would have increased by approximately $682,000, $144,000 and $398,000 for 1998, 1997 and 1996, respectively.

         The unpaid principal balance of real estate mortgage loans serviced for others totaled $126.4 million and $132.8 million at December 31, 1998 and 1997, respectively. SNB maintained escrow accounts totaling $474,000 and $547,000 for real estate mortgage loans serviced for others at December 31, 1998 and 1997, respectively.

         The following table sets forth the remaining maturities for certain loan categories at December 31, 1998. Student loans that do not have stated maturities are treated as due in one year or less.


                                              One year         One to          Over
                                               or less       five years     five years        Total
                                             ------------    -----------    ------------   ------------
                                                               (dollars in thousands)
Real estate mortgage:
     Commercial                                 $ 20,663       $ 62,107       $ 192,959      $ 275,729
     One-to-four family residential               13,128         34,130          36,399         83,657
Real estate construction                          55,723         11,567           9,254         76,544
Commercial                                       109,299         99,139          43,903        252,341
Installment and consumer:
     Government-guaranteed student loans          65,242              -               -         65,242
     Other                                        13,619         25,029           1,158         39,806
                                             ------------    -----------    ------------   ------------
          Total                                $ 277,674      $ 231,972       $ 283,673      $ 793,319
                                             ============    ===========    ============   ============


The following table sets forth at December 31, 1998 the dollar amount of all loans due more than one year after December 31, 1998.


                                                Fixed         Variable         Total
                                              -----------    ------------   ------------
                                                       (dollars in thousands)
Real estate mortgage:
     Commercial                                 $ 99,490       $ 155,576      $ 255,066
     One-to-four family residential               24,410          46,119         70,529
Real estate construction                           5,735          15,086         20,821
Commercial                                        23,415         119,627        143,042
Installment and consumer:
     Government-guaranteed student loans               -               -              -
     Other                                        23,962           2,225         26,187
                                              -----------    ------------   ------------
          Total                                $ 177,012       $ 338,633      $ 515,645
                                              ===========    ============   ============


         The allowance for loan losses is summarized as follows:

                                        For the Years Ended December 31,
                              ------------------------------------------------------
                                   1998               1997                1996
                              ------------------------------------------------------
                                             (dollars in thousands)
Beginning balance                     $ 8,282             $7,139            $ 5,813
Provision for loan losses               3,380             12,104              3,100
Loans charged off                      (2,374)           (11,528)            (2,301)
Recoveries                              1,113                567                527
                              ----------------   ----------------    ---------------

Total                                 $10,401             $8,282            $ 7,139
                              ================   ================    ===============

         As of December 31, 1998 and 1997, impaired loans totaled $923,000 and $5.5 million and had been allocated a related allowance for loan loss of $155,000 and $707,000, respectively. The average balance of impaired loans totaled $3.4 million and $4.1 million and interest income recognized on impaired loans totaled $203,000 and $187,000, respectively, for the years ended December 31, 1998 and 1997.

         Directors and officers of Southwest and SNB were customers of, and had transactions with, SNB in the ordinary course of business, and similar transactions are expected in the future. All loans included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of loss or present other unfavorable features. Certain officers, directors, employees, and companies in which they have partial ownership had indebtedness to SNB totaling $1.4 million and $2.1 million at December 31, 1998 and 1997, respectively. During 1998, $743,000 of new loans were made to these persons and repayments totaled $1.4 million.


4.  Premises and Equipment

         These consist of the following:



                                                      At December 31,
                                              -------------------------------
                                                   1998               1997
                                              -------------------------------
                                                  (dollars in thousands)
Land                                               $4,361            $ 4,397
Buildings and improvements                          4,081              4,115
Furniture, fixtures, and equipment                 15,225             12,855
Construction/Remodeling in progress                 5,654                895
                                              ------------      -------------
                                                   29,321             22,262
Accumulated depreciation and amortization         (10,117)            (8,691)
                                              ------------      -------------

Premises and equipment, net                      $ 19,204            $13,571
                                              ============      =============

5.       Other Borrowed Funds

         During 1997, Southwest began selling securities under agreements to repurchase with Southwest retaining custody of the collateral. Collateral consists of direct obligations of the U.S. Government or U.S. Government Agency issues and Southwest retains custody of the security which is designated as pledged with Southwest's safekeeping agent. The type of collateral required, and the retention of the collateral and the security sold, minimizes Southwest's risk of exposure to loss. These transactions are for one-to-four day periods and do not materially impact Southwest's liquidity or operations.

         During 1998, Southwest established unsecured brokered certificate of deposit lines of credit with Merrill Lynch & Co., Morgan Stanley Dean Witter and Salomon Smith Barney. Southwest also has available a line of credit with the Federal Home Loan Bank of Topeka ("FHLB").

     During 1998, the only categories of short-term borrowings whose averages exceeded 30% of ending shareholders' equity were repurchase agreements and funds borrowed from the FHLB.


                                                                                At December 31,
                                                             -------------------------------------------------------
                                                                   1998               1997              1996
                                                             -------------------------------------------------------
                                                                             (dollars in thousands)
Amounts outstanding at end of period:
     Treasury, tax and loan note option                            $   601           $  1,595           $ 1,185
     Federal funds purchased and securities sold
         under repurchase agreements                                55,971             18,953             1,800
     Borrowed from the Federal Home Loan Bank                       38,000                  -                 -
     Other short-term borrowings                                         -                  -                 -

Weighted average rate outstanding:
     Treasury, tax and loan note option                               4.11%              5.25%             4.99%
     Federal funds purchased and securities sold
         under repurchase agreements                                  4.65               4.94              6.70
     Borrowed from the Federal Home Loan Bank                         5.14                  -                 -
     Other short-term borrowings                                         -                  -                 -

Maximum amounts of borrowings outstanding
at any month-end:
     Treasury, tax and loan note option                            $ 2,500            $ 1,843            $1,500
     Federal funds purchased and securities sold
         under repurchase agreements                                56,329             19,953             2,300
     Borrowed from the Federal Home Loan Bank                       38,000                  -                 -
     Other short-term borrowings                                         -              5,000                 -

Approximate average short-term borrowings
outstanding for the year:
     Treasury, tax and loan note option                            $ 1,589            $ 1,205            $1,135
     Federal funds purchased and securities sold
         under repurchase agreements                                33,965              4,657               251
     Borrowed from the Federal Home Loan Bank                       20,576                  -                 -
     Other short-term borrowings                                        26                743               554

Approximate weighted average rate for the year:
     Treasury, tax and loan note option                               5.14%              5.36%             4.96%
     Federal funds purchased and securities sold
         under repurchase agreements                                  4.99               4.98              5.78
     Borrowed from the Federal Home Loan Bank                         5.43                  -                 -
     Other short-term borrowings                                      5.80               5.84              5.59


6.   Long-Term Debt

     On June 4, 1997, SBI Capital Trust, a newly-formed subsidiary of Southwest, issued 1,000,500 of its 9.30% Cumulative Trust Preferred Securities (the "Trust Preferred") in an underwritten public offering for an aggregate price of $25,012,500. Proceeds of the Trust Preferred were invested in the 9.30% Subordinated Debentures (the "Subordinated Debentures") of Southwest. After deducting underwriter's compensation and other expenses of the offering, the net proceeds were available to Southwest to increase capital and for general corporate purposes, including use in investment activities and SNB's lending activities, and the redemption, in whole, of Southwest's 9.20% Redeemable Cumulative Preferred Stock, Series A (the "Series A Preferred Stock"). Unlike interest payments on the Subordinated Debentures, dividends paid on the Series A Preferred Stock are not deductible for federal income tax purposes.

     The Trust Preferred and the Subordinated Debentures each mature on July 31, 2027. If certain conditions are met, the maturity dates of the Trust Preferred and the Subordinated Debentures may be shortened to a date not earlier than July 31, 2002, or extended to a date not later than July 31, 2036. The Trust Preferred and the Subordinated Debentures also may be redeemed prior to maturity if certain events occur. The Trust Preferred are subject to mandatory redemption, in whole or in part, upon repayment of the Subordinated Debentures at maturity or their earlier redemption. Southwest also has the right, if certain conditions are met, to defer payment of interest on the Subordinated Debentures, which would result in a deferral of dividend payments on the Trust Preferred, at any time or from time to time for a period not to exceed 20 consecutive quarters in a deferral period.

     Southwest and SBI Capital Trust believe that, taken together, the obligations of Southwest under the Trust Preferred Guarantee Agreement, the Amended and Restated Trust Agreement, the Subordinated Debentures, the Indenture and the Agreement As To Expenses and Liabilities, entered into in connection with the offering of the Trust Preferred and the Subordinated Debentures, in the aggregate constitute a full and unconditional guarantee by Southwest of the obligations of SBI Capital Trust under the Trust Preferred.

     SBI Capital Trust is a Delaware business trust created for the purpose of issuing the Trust Preferred and purchasing the Subordinated Debentures, which are its sole assets. Southwest owns all of the 30,960 outstanding common securities, liquidation value $25 per share, (the "Common Securities") of SBI Capital Trust.

     The Trust Preferred meet the regulatory criteria for Tier I capital, subject to Federal Reserve guidelines that limit the amount of the Trust Preferred and cumulative perpetual preferred stock to an aggregate of 25% of Tier I capital. At December 31, 1998, $19.1 million of the Trust Preferred was included in Tier I Capital.

     For accounting purposes, the Trust Preferred is presented on the Consolidated Statements of Financial Condition as a separate category of long-term debt entitled "Guaranteed Preferred Beneficial Interests in Southwest's Subordinated Debentures."


7.   Income Taxes

     The components of taxes on income follow:

The components of taxes on income follow:

                                    For the Years Ended December 31,
                          -----------------------------------------------------
                              1998                1997               1996
                          -----------------------------------------------------
                                         (dollars in thousands)
Current tax expense:
     Federal                     $5,437              $3,266             $4,275
     State                          726                 366                667
Deferred tax benefit:
     Federal                       (849)               (820)              (543)
     State                         (133)               (145)               (93)
                          --------------     ---------------     --------------

Taxes on income                  $5,181              $2,667             $4,306
                          ==============     ===============     ==============


     The taxes on income reflected in the accompanying consolidated statements of operations differs from the expected U.S. Federal income tax rates for the following reasons:

                                                           For the Years Ended December 31,
                                                 -----------------------------------------------------
                                                        1998               1997               1996
                                                 -----------------------------------------------------
                                                                  (dollars in thousands)
Computed tax expense at statutory rates                  $5,096             $2,600             $4,032
Increase (decrease) in income
taxes resulting from:
     Benefit of income not subject
         to U.S. Federal income tax                        (287)              (240)              (210)
     State income taxes, net of
         Federal income tax benefit                         386                146                379
     Other                                                  (14)               161                105
                                                 ---------------    ---------------    ---------------

Taxes on income                                          $5,181             $2,667            $4,306
                                                 ===============    ===============    ===============

     Deferred tax expense (benefit) relating to temporary differences includes the following components:

                                                           For the Years Ended December 31,
                                                 -----------------------------------------------------
                                                        1998               1997               1996
                                                 -----------------------------------------------------
                                                                  (dollars in thousands)
Provision for loan losses                                 $(897)             $(772)             $(754)
Accelerated depreciation                                    239                158                135
Intangibles                                                  (4)               (16)               (26)
Sales of other real estate owned                             17                  5                225
Other                                                      (337)              (340)              (216)
                                                 ---------------    ---------------    ---------------

Total                                                     $(982)             $(965)             $(636)
                                                 ===============    ===============    ===============

     Net deferred tax assets of $3.4 million and $2.9 million at December 31, 1998 and 1997, respectively, are reflected in the accompanying consolidated statements of financial condition in other assets. There were no valuation allowances at December 31, 1998 or 1997.

     Temporary differences that give rise to the deferred tax assets and (liabilities) include the following:

                                                            At December 31,
                                                 ----------------------------------
                                                        1998               1997
                                                 ----------------------------------
                                                        (dollars in thousands)
Allowance for loan losses                               $ 4,022             $3,125
Accumulated depreciation                                 (1,073)              (834)
Write-down on other real estate owned                        13                 30
Deferred compensation accrual                               186                103
Intangibles                                                 182                178
Other                                                       534                726
                                                 ---------------    ---------------
                                                          3,864              3,328
Deferred taxes (payable) receivable on
     investment securities available for sale              (447)              (387)
                                                 ---------------    ---------------

Net deferred tax asset                                  $ 3,417             $2,941
                                                 ===============    ===============

8.   Shareholders' Equity

     On July 31, 1995, Southwest issued 690,000 shares of 9.20% Redeemable, Cumulative Preferred Stock, Series A (the "Shares"), and received net proceeds of $16.3 million. The Shares were redeemed by Southwest on September 1, 1998 at their liquidation price of $25 per share plus accumulated unpaid dividends to the redemption date. Such dividends were cumulative from the date of issuance and payable quarterly at the rate of 9.20% of the original liquidation preference, or $2.30 per annum per share. For the year ended December 31, 1998, the cumulative accrued dividend requirement was $1.1 million. Dividends declared and paid during 1998 totaled $1.2 million.

     Southwest has reserved for issuance 200,000 shares of common stock pursuant to the terms of the Dividend Reinvestment and Employee Stock Purchase Plans. The Dividend Reinvestment Plan allows shareholders of record a convenient and economical method of increasing their equity ownership of Southwest. The Employee Stock Purchase Plan allows Company employees to acquire additional common shares through payroll deductions. At December 31, 1998, 24,837 shares had been issued by these plans.


9.   Capital Requirements

     Southwest and SNB are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators, that if undertaken, could have a direct material effect on Southwest's and SNB's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Southwest and SNB must meet specific capital guidelines that involve quantitative measures of Southwest's and SNB's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Southwest's and SNB's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     As of December 31, 1998 and 1997, the most recent notifications from the Federal Deposit Insurance Corporation ("FDIC") categorized SNB as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, SNB must maintain minimum Total Capital, Tier I Capital, and Tier I Leverage ratios as set forth in the table below. Since the notifications, management believes there are no conditions or events that have changed SNB's category.

     Quantitative measures established by regulation to ensure capital adequacy require Southwest and SNB to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets and Tier I capital to average assets (all as defined). Management believes Southwest and SNB meet all capital adequacy requirements to which they are subject as of December 31, 1998 and 1997.










         Southwest's and Bank's actual capital amounts and ratios are presented below.


                                                                         To Be Well Capitalized
                                                                        Under Prompt Corrective             For Capital
                                                   Actual                  Action Provisions             Adequacy Purposes
                                        ---------------------------------------------------------------------------------------
                                            Amount         Ratio          Amount         Ratio         Amount         Ratio
                                        ---------------------------------------------------------------------------------------
                                                                         (dollars in thousands)
As of December 31, 1998:
Total Capital (to risk-weighted assets)
     Southwest                                 $92,527          10.81%           N/A           N/A        $68,491         8.00%
     SNB                                        90,628          10.61        $85,444        10.00%         68,355         8.00
Tier I Capital (to risk-weighted assets)
     Southwest                                  76,006           8.88            N/A           N/A         34,245         4.00
     SNB                                        80,026           9.37         51,267          6.00         34,178         4.00
Tier I Leverage (to average assets)
     Southwest                                  76,006           7.69            N/A           N/A         39,529         4.00
     SNB                                        80,026           8.12         49,297          5.00         39,437         4.00

As of December 31, 1997:
Total Capital (to risk-weighted assets)
     Southwest                                $100,322          13.30%           N/A           N/A        $60,331         8.00%
     SNB                                        80,631          10.72        $75,182        10.00%         60,145         8.00
Tier I Capital (to risk-weighted assets)
     Southwest                                  67,607           8.96            N/A           N/A         30,165         4.00
     SNB                                        72,349           9.62         45,109          6.00         30,073         4.00
Tier I Leverage (to average assets)
     Southwest                                  67,607           6.95            N/A           N/A         38,901         4.00
     SNB                                        72,349           7.57         47,756          5.00         38,205         4.00


         The approval of the Comptroller of the Currency is required if the total of all dividends declared by SNB in any calendar year exceeds the total of its net profits of that year combined with its retained net profits of the preceding two years. In addition, SNB may not pay a dividend if, after paying the dividend, SNB would be under capitalized. SNB's maximum amount of dividends available for payment totaled approximately $11.7 million at December 31, 1998. Dividends declared by SNB for the years ended December 31, 1998, 1997 and 1996 did not exceed the threshold requiring regulatory approval.


10.  Stock Option Plan

         The Southwest Bancorp, Inc. 1994 Stock Option Plan (the "Stock Plan") provides selected key employees with the opportunity to acquire common stock. The exercise price of all options granted under the Stock Plan is the fair market value on the grant date. Southwest applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for the Stock Plan; accordingly, no compensation expense has been recorded in the accompanying consolidated statements of operations. Had compensation cost for the Stock Plan been determined based upon the fair value of the options at their grant date as prescribed in SFAS No. 123, Accounting for Stock-Based Compensation, Southwest's proforma data would have been as follows:


                                                              For the Years Ended December 31,
                                                         -------------------------------------------
                                                             1998           1997          1996
                                                         -------------------------------------------
                                                         (dollars in thousands, except share data)
Proforma net income                                       $8,368,511     $4,778,707    $7,382,355
Proforma net income available to common shareholders      $6,382,511     $3,191,707    $5,795,355
Basic earnings per common share                                $1.68          $0.85         $1.54
Diluted earnings per common share                              $1.63          $0.82         $1.51
Weighted average fair value at grant date                     $11.01          $9.24         $7.57


         The compensation cost is calculated using the Black-Scholes option pricing model with the following weighted average assumptions:

                                       For the Years Ended December 31,
                                  -------------------------------------------
                                      1998           1997          1996
                                  -------------------------------------------

Expected dividend yield                1.37%          1.30%         1.47%
Expected volatility                   31.10%         17.87%        20.66%
Risk-free interest rate                4.65%          5.89%         6.90%
Expected option term (in years)           10             10            10


         The Stock Plan's activity follows:

                                                               Weighted
                                                Number of       Average
                                                 Options     Exercise Price
                                              -----------------------------

Outstanding at January 1, 1996                   212,000            $12.84
     Granted                                      35,000             18.82
     Exercised                                         -                 -
     Canceled/expired                                  -                 -
                                              -----------------------------
Outstanding at December 31, 1996                 247,000             13.69
     Granted                                      35,000             25.47
     Exercised                                   (14,000)            17.95
     Canceled/expired                             (7,500)            18.50
                                              -----------------------------
Outstanding at December 31, 1997                 260,500             14.90
     Granted                                     150,000             26.08
     Exercised                                    (5,000)            14.55
     Canceled/expired                             (3,000)            13.38
                                              -----------------------------
Outstanding at December 31, 1998                 402,500            $19.08
                                              =============================

Total exercisable at December 31, 1996           116,500            $13.36
Total exercisable at December 31, 1997           126,000            $13.30
Total exercisable at December 31, 1998           163,000            $14.69

         At December 31, 1998, Southwest had reserved 375,522 shares under the Stock Plan, and had 402,500 shares under option. In December 1998, Southwest granted options to purchase 140,000 shares of common stock to senior and other officers of Southwest. Southwest plans to submit a new option plan for shareholder approval at the 1999 annual meeting. If approved, it will replace the current plan with respect to future option grants. The following summarizes the information concerning options outstanding and exercisable at December 31, 1998.


   Number of          Range of         Weighted Average      Weighted                      Exercisable
    Options           Exercise            Remaining          Average        Number       Weighted Average
  Outstanding          Prices          Contractual Life   Exercise Price  Exercisable     Exercise Price
------------------------------------------------------------------------------------------------------------
      203,500      $12.75-$13.38             4.72             $12.82           137,500        $12.78
       19,000      $19.25-$21.81             7.76             $19.92             4,500        $19.82
      180,000      $24.75-$27.22             9.75             $26.08            21,000        $26.08


11.  Employee Benefits

         Southwest sponsors a noncontributory, defined contribution profit sharing plan intended to provide retirement benefits for employees of Southwest. The plan covers all employees who have completed one year of service and have attained the age of 21. The plan is subject to the Employee Retirement Income Security Act of 1974, as amended. Company contributions are made at the discretion of the Board of Directors; however, the annual contribution may not exceed 15% of the total annual compensation of all participants. Southwest made contributions of $1.2 million, $588,000 and $671,000 in 1998, 1997, and 1996, respectively.


12.  Operating Leases

         Southwest leases certain equipment and facilities for its operations. Future minimum annual rental payments required under operating leases that have initial or remaining lease terms in excess of one year as of December 31, 1998 follow:

                  1999               $797,440
                  2000                672,514
                  2001                568,433
                  2002                396,060
                  2003                 10,101

         The total rental expense was $1.2 million, $1.2 million and $1.0 million in 1998, 1997 and 1996, respectively.


13.  Fair Value Disclosures of Financial Instruments

         The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments. The estimated fair value amounts have been determined by Southwest using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts Southwest could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

         Cash and cash equivalents - For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

         Investment securities - The fair value of U.S. Government and agency obligations, other securities and mortgage-backed securities is estimated based on quoted market prices or dealer quotes. The fair value for other investments such as obligations of state and political subdivisions is estimated based on quoted market prices.

         Loans receivable - Fair values are estimated for certain homogeneous categories of loans adjusted for differences in loan characteristics. SNB's loans have been aggregated by categories consisting of commercial, real estate, student, and other consumer. The fair value of loans is estimated by discounting the cash flows using credit and interest rate risks inherent in the loan category and interest rates currently offered for loans with similar terms and credit risks.

         Accrued interest receivable - The carrying amount is a reasonable estimate of fair value for accrued interest receivable.

         Deposits - The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the statement of financial condition date. The fair value of fixed maturity certificates of deposits is estimated using the rates currently offered for deposits of similar remaining maturities.

         Short-term borrowings - The fair values of short-term borrowings are the amounts payable at the statement of financial condition date, as the carrying amount is a reasonable estimate of fair value. Included in short-term borrowings are federal funds purchased, securities sold under agreements to repurchase, and treasury tax and loan demand notes.

         Long-term debt - The fair value of long-term debt, which consists of the Subordinated Debentures, is estimated based on quoted market prices or dealer quotes.

         Other liabilities and accrued interest payable - The estimated fair value of other liabilities, which primarily include trade accounts payable, and accrued interest payable approximates their carrying value.

         Commitments - Commitments to extend credit, standby letters of credit and financial guarantees written or other items have short maturities and therefore have no significant fair values.

         The carrying values and estimated fair values of Southwest's financial instruments follow:


                                    At December 31, 1998                At December 31, 1997
                               --------------------------------    --------------------------------
                                 Carrying            Fair            Carrying            Fair
                                  Values            Values            Values            Values
                               --------------------------------------------------------------------
                                                     (dollars in thousands)
Cash and cash equivalents           $ 32,339          $ 32,339          $ 36,259          $ 36,259
Investment securities:
     Held to maturity                 77,575            78,772            86,994            87,592
     Available for sale               97,096            97,096           100,746           100,746
Loans receivable                     782,918           807,037           710,831           731,459
Accrued interest receivable            8,658             8,658             8,883             8,883
Deposits                             843,061           848,444           841,425           841,935
Accrued interest payable               5,584             5,584             6,504             6,504
Other liabilities                      1,683             1,683             1,227             1,227
Short-term borrowings                 94,572            94,572            20,548            20,548
Long-term debt                        25,013            26,513            25,013            25,607
Commitments                                -                 -                 -                 -


14.  Financial Instruments with Off-Balance Sheet Risk

         In the normal course of business, Southwest makes use of a number of different financial instruments to help meet the financial needs of its customers. In accordance with generally accepted accounting principles, these transactions are not presented in the accompanying consolidated financial statements and are referred to as off-balance sheet instruments. These transactions and activities include commitments to extend lines of commercial and real estate mortgage credit, standby and commercial letters of credit and available credit card lines of credit.

         The following table provides a summary of Southwest's off-balance sheet financial instruments:


                                                      At December 31,
                                             ----------------------------------
                                                    1998               1997
                                             ----------------------------------
                                                  (dollars in thousands)
Commitments to extend commercial and
  real estate mortgage credit                      $263,623           $242,401
Standby and commercial letters of credit              3,001              4,505
Credit card lines of credit                         621,876            559,261
                                             ---------------     --------------

Total                                              $888,500           $806,167
                                             ===============     ==============


         A loan commitment is a binding contract to lend up to a maximum amount for a specified period of time provided there is no violation of any financial, economic or other terms of the contract. A standby letter of credit obligates Southwest to honor a financial commitment by issuing a guarantee to a third party should Southwest's customer fail to perform. Many loan commitments and most standby letters of credit expire unfunded, and, therefore, total commitments do not represent future funding obligations of Southwest. Loan commitments and letters of credit are made under normal credit terms, including interest rates and collateral prevailing at the time, and usually require the payment of a fee by the customer. Commercial letters of credit are commitments generally issued to finance the movement of goods between buyers and sellers. SNB's exposure to credit loss, assuming commitments are funded, in the event of nonperformance by the other party to the financial instrument is represented by the contractual amount of those instruments. SNB has an agreement with other financial institutions to purchase $621.9 million and $558.1 million of unadvanced credit card lines of credit at December 31, 1998 and 1997, respectively, if such credit card lines of credit are funded. Such commitments are made with the same terms as similarly funded extensions of credit including collateral, rates and maturities. SNB does not anticipate any material losses as a result of the commitments.

15.  Commitments and Contingencies

         In the normal course of business, Southwest is at all times subject to various pending and threatened legal actions. The relief or damages sought in some of these actions may be substantial. After reviewing pending and threatened actions with counsel, management considers that the outcome of such actions will not have a material adverse effect on Southwest's financial position; however, Southwest is not able to predict whether the outcome of such actions may or may not have a material adverse effect on results of operations in a particular future period as the timing and amount of any resolution of such actions and relationship to the future results of operations are not known.

         At periodic intervals, the Federal Reserve Bank and the Office of the Comptroller of the Currency routinely examine Southwest's and SNB's financial statements as part of their legally prescribed oversight of the banking industry. Based on these examinations, the regulators can direct that Southwest's and SNB's financial statements be adjusted in accordance with their findings.

         SNB has adopted a Severance Compensation Plan (the "Plan") for the benefit of certain officers and key members of management. The Plan's purpose is to protect and retain certain qualified employees in the event of a change in control (as defined) and to reward those qualified employees for loyal service to SNB by providing severance compensation to them upon their involuntary termination of employment after a change in control of SNB. At December 31, 1998, SNB has not recorded any amounts in the consolidated financial statements relating to the Plan. If a change of control were to occur, the maximum amount payable to certain officers and key members of management would approximate $1.0 million.


16.  Supplemental Cash Flows Information


                                                          For the Years Ended December 31,
                                                ---------------------------------------------------
                                                     1998               1997                1996
                                                ---------------------------------------------------
                                                              (dollars in thousands)
Cash paid for interest                              $43,194            $39,804             $32,038
Cash paid for taxes on income                         5,664              2,333               4,390
Loans transferred to other real estate owned          3,873                521                  21
Unrealized gain/(loss) on investment
     securities available for sale, net of tax          (67)               375                (407)



17.  Accounting Standard Issued But Not Yet Adopted

         In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that Southwest recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. Southwest will adopt SFAS No. 133 on January 1, 2000, as required. Management of Southwest believes that adoption of SFAS No. 133 will not have a material impact on Southwest's consolidated financial condition or results of operations.


18.  Parent Company Condensed Financial Information

         Following are the condensed financial statements of Southwest Bancorp, Inc. ("Parent Company only") for the periods indicated:

                                                            At December 31,
                                                  -----------------------------------
                                                         1998               1997
                                                  -----------------------------------
                                                        (dollars in thousands)
Statements of Financial Condition
Assets:
     Cash and due from banks                             $   176             $ 3,506
     Investment in subsidiary bank                        80,929              73,297
     Investment securities, available for sale               925              15,408
     Other assets                                          1,530               1,603
                                                  ===============    ================
         Total                                           $83,560             $93,814
                                                  ===============    ================

Liabilities:
     Subordinated debentures                             $25,013             $25,013
     Other liabilities                                       746                 753
Shareholders' Equity:
     Preferred                                                 -              17,382
     Common                                               57,801              50,666
                                                  ===============    ================
         Total                                           $83,560             $93,814
                                                  ===============    ================


                                                                    For the Years Ended December 31,
                                                         -------------------------------------------------------
                                                                  1998               1997                1996
                                                         -------------------------------------------------------
                                                                         (dollars in thousands)
Statements of Operations
Income:
     Cash dividends from subsidiary bank                          $2,933             $1,875              $1,053
     Dividend income                                                   -                  -                  22
     Investment income                                               636                585                 116
     Other income                                                      -                  2                   -
     Security gains/(losses)                                         129                  -                 288
                                                         ----------------    ---------------    ----------------
         Total income                                              3,698              2,462               1,479
Expense:
     Interest on subordinated debentures                           2,326              1,338                   -
     Other interest expense                                            1                  -                   -
     General and administrative expense                              377                227                 150
                                                         ----------------    ---------------    ----------------
         Total expense                                             2,704              1,565                 150
                                                         ----------------    ---------------    ----------------
         Total income before tax expense and equity
            in undistributed income of subsidiary bank               994                897               1,329
     Taxes on income                                                (752)              (383)                 99
                                                         ----------------    ---------------    ----------------
         Income before equity in undistributed
            income of subsidiary bank                              1,746              1,280               1,230
     Equity in undistributed income of subsidiary bank             7,632              3,700               6,322
                                                         ----------------    ---------------    ----------------
Net income                                                        $9,378             $4,980              $7,552
                                                         ================    ===============    ================
Net income available to common shareholders                       $7,392             $3,393              $5,965
                                                         ================    ===============    ================

                                                                                For the Years Ended December 31,
                                                                   -------------------------------------------------------
                                                                            1998              1997                1996
                                                                   -------------------------------------------------------
                                                                                   (dollars in thousands)
Statements of Cash Flows
Operating activities:
     Net income                                                           $  9,378           $  4,980           $   7,552
     Equity in undistributed income of subsidiary bank                      (7,632)            (3,700)             (6,322)
     Other, net                                                                149               (871)                140
                                                                   ----------------    ---------------    ----------------
     Net cash provided by operating activities                               1,895                409               1,370
                                                                   ----------------    ---------------    ----------------
Investing activities:
     Available for sale securities:
         Purchases                                                            (504)           (15,506)             (1,806)
         Sales                                                              13,963                  -                   -
         Maturities                                                            835              1,635               3,325
                                                                   ----------------    ---------------    ----------------
     Net cash provided by (used in) investing activities                    14,294            (13,871)              1,519
                                                                   ----------------    ---------------    ----------------
Financing activities:
     Proceeds from issuance of:
         Common stock                                                          248                456                 170
         Subordinated debentures                                                 -             25,013                   -
     Redemption of preferred stock                                         (17,250)                 -                   -
     Capital contribution to Bank                                                -             (6,500)                  -
     Cash dividends paid:
         Preferred stock                                                    (1,190)            (1,587)             (1,587)
         Common stock                                                       (1,327)            (1,168)             (1,015)
                                                                   ----------------    ---------------    ----------------
     Net cash provided by (used in) financing activities                   (19,519)            16,214              (2,432)
                                                                   ----------------    ---------------    ----------------
     Net increase in cash and cash equivalents                              (3,330)             2,752                 457
     Cash and cash equivalents,
         Beginning of year                                                   3,506                754                 297
                                                                   ----------------    ---------------    ----------------
         End of year                                                      $    176           $  3,506           $     754
                                                                   ================    ===============    ================

19. Subsequent Event
    On March 19, 1999, Southwest issued 250,000 shares of common stock for net proceeds of approximately $5.2 million in a public offering. Shareholders sold an additional 811,231 shares in the offering.
                               * * * * * * * * * *

February 5, 1999

MANAGEMENT'S REPORT

Financial Statements

         The management of Southwest Bancorp, Inc. and its subsidiary, Stillwater National Bank and Trust Company, (the "Company") is responsible for the preparation, integrity, and fair presentation of its published financial statements and all other information presented in this annual report. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and, as such, include amounts based upon informed judgments and estimates made by management.

Internal Control

         Management is responsible for establishing and maintaining effective internal control over financial reporting, including safeguarding of assets, for financial presentations in conformity with both generally accepted accounting principles and the Federal Financial Institutions Examination Council instructions for Consolidated Reports of Condition and Income ("Call Report"). The internal control contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

         There are inherent limitations in the effectiveness of any internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of an internal control may vary over time.

         Management assessed Southwest's internal control over financial reporting, including safeguarding of assets, for financial presentations in conformity with both generally accepted accounting principles and Call Report instructions as of December 31, 1998. This assessment was based on criteria for effective internal control over financial reporting, including safeguarding of assets, described in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that Southwest maintained effective internal control over financial reporting, including safeguarding of assets, for financial presentations in conformity with both generally accepted accounting principles and Call Report instructions as of December 31, 1998.

         The Audit Committee of the Board of Directors is comprised entirely of outside directors who are independent of Company management. The Audit Committee is responsible for recommending to the Board of Directors the selection of independent auditors. It meets periodically with management, the independent auditors and the internal auditors to ensure that they are carrying out their responsibilities. The Audit Committee is also responsible for performing an oversight role by reviewing and monitoring the financial, accounting and auditing procedures of Southwest in addition to reviewing Southwest's financial reports. The independent auditors and the internal auditors have full and free access to the Audit Committee, with or without the presence of management, to discuss the adequacy of the internal control over financial reporting and any other matters which they believe should be brought to the attention of the Audit Committee.

Compliance with Laws and Regulations

         Management is also responsible for ensuring compliance with the federal laws and regulations concerning loans to insiders and the federal and state laws and regulations concerning dividend restrictions, both of which are designated by the Federal Deposit Insurance Corporation (the "FDIC") as safety and soundness laws and regulations.

         Management assessed its compliance with the designated safety and soundness laws and regulations and has maintained records of its determinations and assessments as required by the FDIC. Based on this assessment, management believes that Southwest has complied, in all material respects, with the designated safety and soundness laws and regulations for the year ended December 31, 1998.




/s/ Rick J. Green           /s/ Kerby E. Crowell
Rick J. Green               Kerby E. Crowell
Chief Executive Officer     Executive Vice President and Chief Financial Officer